Exhibit 10.9

FORM OF EAGLEROCK LAND, LLC

CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I

PURPOSE

This EagleRock Land, LLC Change in Control Severance Plan has been established by the Company on    , 2026 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in Article II.

ARTICLE II

DEFINITIONS

Section 2.01 “Administrator” means the Compensation Committee of the Board or any other person or committee appointed by the Board to administer the Plan.

Section 2.02 “Affiliate” means any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessors to such entity; provided, however, that a natural person shall not be considered an Affiliate.

Section 2.03 “Board” means the Board of Directors of the Company.

Section 2.04 “Cause” means with respect to a Participant, the definition of “Cause” set forth in the Participant’s individual employment agreement, severance agreement, or other written agreement with the Company, if any, as in effect at the time of the Participant’s termination of employment. In the absence of such a definition or such an agreement, “Cause” shall mean:

(a) Participant’s willful failure to substantially perform Participant’s duties (other than due to Disability) after written notice and a reasonable cure period;

(b) Participant’s willful failure to comply in any material respect with a lawful directive of the Board;

(c) Participant’s conviction of, plea of guilty or nolo contendere to, or imposition of unadjudicated probation for, any felony or any crime involving moral turpitude;

(d) Participant’s unlawful use or possession of illegal drugs on Company premises or while performing duties;

(e) Participant’s fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty with respect to the Company; or

(f) Participant’s material breach of any agreement with or written policy of the Company, after written notice and a reasonable cure period if curable. Determinations of Cause shall be made by the Board in good faith.

Section 2.05 “Change in Control” has the same meaning of a “Change in Control” or similar term within the Company’s then-current LTIP or the Participant’s specific award agreement, as applicable.

Section 2.06 “Change in Control Protection Period” means the period commencing one hundred eighty (180) days prior to the Closing and ending on the date that is eighteen (18) months following the Closing.

Section 2.07 “Change in Control Severance” has the meaning set forth in Section 4.02(a).

Section 2.08 “CIC COBRA Benefit” has the meaning set forth in Section 4.01(e).

Section 2.09 “Closing” means the consummation of a Change in Control.

Section 2.10 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

Section 2.11 “Cobra Multiplier” shall be the number assigned to each Participant in the Participant’s Participation Agreement in order to calculate his or her CIC COBRA Benefit under Section 4.01(e).

Section 2.12 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

Section 2.13 “Company” means EagleRock Land LLC a Texas limited liability company, and any successor thereto.

Section 2.14 “Disability” means with respect to any Participant, a condition such that the Participant by reason of physical or mental disability becomes unable to perform his or her normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve (12)-month period.

Section 2.15 “Effective Date” has the meaning set forth in Article I.

Section 2.16 “Eligible Employee” means any member of the management team that the Administrator has appointed as of the Effective Date, or from time to time at the Administrator’s discretion, in each case, to be limited to individuals that the Administrator deems to be appropriate to maintain the Plan’s status as a top hat welfare benefit plan under ERISA.

Section 2.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.18 “Good Reason” means with respect to a Participant, the definition of “Good Reason” set forth in the Participant’s individual employment agreement, severance agreement, or other written agreement with the Company, if any, as in effect at the time of the Participant’s termination of employment. In the absence of such a definition or such an agreement, “Good Reason” shall mean, without the Participant’s consent:

(a) a material reduction in base salary or target annual bonus opportunity;

(b) a material diminution of Participant’s title, authority, duties, or responsibilities; or

(c) a requirement that Participant relocate Participant’s principal work location more than fifty (50) miles from its then-current location; provided that Good Reason shall exist only if (1) Participant provides written notice to the Company of the existence of the condition within sixty (60) days of its initial occurrence; (2) the Company fails to cure such condition within thirty (30) days after receiving such notice; and (3) Participant resigns employment for Good Reason within thirty (30) days after the expiration of such cure period.

Notwithstanding the foregoing provisions of this Section 2.18 or any other provision of this Agreement to the contrary, any assertion by Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 2.18(a), (b) or (c) giving rise to Participant’s termination of employment must have arisen without Participant’s prior written consent; (B) Participant must provide written notice to the Board of the existence of such condition(s) within sixty days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty days following the Board’s receipt of such written notice; and (D) the date of Participant’s termination of employment must occur within thirty days following the expiration of the Board’s cure period in (C) above.

Section 2.19 “Lookback Bonus Amount” means the highest actual bonus paid to (or earned by) the Participant with respect to any of the three (3) fiscal years immediately preceding the fiscal year in which the Qualifying Termination (or Change in Control, if earlier) occurs. For the avoidance of doubt, any bonuses that were pro-rated based on the Participant’s employment with the Company for less than a full fiscal year shall be annualized for purposes of calculating the Lookback Bonus Amount.

Section 2.20 “LTIP” means the EagleRock Land LLC Long Term Incentive Plan, as amended, or any successor or replacement plan.

Section 2.21 “Participant” has the meaning set forth in Section 3.01.

Section 2.22 “Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan and containing any terms and conditions that may be applicable to the Eligible Employee in addition to or contrary to the terms of this Plan. Each Participation Agreement shall specify the Participant’s Severance Multiplier and COBRA Multiplier, and shall be binding upon the Company and any successor resulting from a Change in Control.

Section 2.23 “Plan” means this EagleRock Land LLC Change in Control Severance Plan, as may be amended and/or restated from time to time.

Section 2.24 “Qualifying Termination” means the termination of a Participant’s employment with the Company without Cause or by the Participant for Good Reason, in each case, during the Change in Control Protection Period. For purposes of clarity, a termination due to death or Disability shall not be deemed to be a Qualifying Termination pursuant to this Plan.

Section 2.25 “Release” has the meaning set forth in Section 5.01(b).

Section 2.26 “Release Expiration Date” means that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Employee (which shall occur no later than seven (7) days after the Participant’s Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

Section 2.27 “Severance” has the meaning set forth in Section 4.01(a).

Section 2.28 “Severance Multiplier” shall be the number assigned to each Participant in his or her Participation Agreement in order to calculate his or her Change in Control Severance.

Section 2.29 “Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).

Section 2.30 “Termination Date” means that date on which a Participant’s Qualifying Termination becomes effective. For purposes of clarity, for an applicable termination of employment that occurs prior to the Change in Control, the consummation of the Change in Control will be the date that the Participant’s Qualifying Termination occurs solely for determining benefits that may become due pursuant to this Plan.

ARTICLE III

PARTICIPATION

Section 3.01 Participants. The Administrator shall designate and provide a Participation Agreement to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”). Each Participation Agreement shall specify the Participant’s Severance Multiplier and COBRA Multiplier. The Participation Agreement shall be binding on the successors of the Company.

ARTICLE IV

CHANGE IN CONTROL SEVERANCE

Section 4.01 Change in Control Severance. If a Participant has a Qualifying Termination, then, subject to Article V, the Company will provide the Participant with the following (collectively, the “Change in Control Severance”):

(a) A lump sum cash payment equal to the Participant’s Severance Multiplier multiplied by the Participant’s annual base salary amount in effect on the date of the Termination Date (or, if Participant separates from service prior to the Change in Control, at the time of the Participant’s separation from service).

(b) Payment of the Participant’s earned but unpaid annual bonus, if any, for the fiscal year of the Company preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives, but in all events within the fiscal year that includes the Termination Date.

(c) A lump sum cash payment equal to the Participant’s Severance Multiplier multiplied by the greater of (x) the Participant’s target annual cash bonus for the fiscal year in which the Termination Date occurs; or (y) the Participant’s Lookback Bonus Amount.

(d) A lump sum cash payment equal to a pro-rata portion of the greater of (x) the Participant’s target annual cash bonus for the fiscal year in which the Termination Date occurs; or (y) the Participant’s Lookback Bonus Amount, in each case, pro-rated based on the number of days the Participant was employed during the fiscal year in which the Termination Date occurs (or, if Participant separates from service prior to the Change in Control, the fiscal year in which the Participant’s separation from service occurred).

(e) If the Participant elects to continue coverage for the Participant and the Participant’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall provide the Participant with a lump-sum cash payment equal to (i) the Participant’s COBRA Multiplier times (ii) the monthly premiums for the Participant’s and the Participant’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA, less the amount of employee contributions that would apply to such participation if the Participant were an active employee, each determined as of the Termination Date, (the “CIC COBRA Benefit”). Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and the Participant shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Participant without such adverse impact on the Company.

(f) Notwithstanding anything in this Plan to the contrary, no Change in Control Severance shall be paid unless and until the Participant has executed the Release and any applicable revocation period has expired without revocation. Subject to Section 8.13, the Change in Control Severance shall be paid as soon as practicable following the expiration of such revocation period, but in no event later than ten (10) days following the end of such a revocation period.

Section 4.02 Change in Control Equity Award Acceleration.

(a) Notwithstanding any provision in the LTIP, any successor equity incentive plan or any applicable award agreement to the contrary, effective as of the Change in Control (whether or not the Participant’s employment with the Company is terminated), all of the Participant’s outstanding or unvested equity incentive awards shall become immediately vested and no longer subject to forfeiture. With respect to any equity awards that are subject to performance-based vesting criteria, all performance goals or other vesting criteria will be deemed achieved at the maximum possible payout level applicable to such awards and all other terms and conditions will be deemed met.

(b) In the event that a Participant’s employment is terminated by the Company without Cause (excluding by reason of death or Disability) or by the Participant for Good Reason prior to the consummation of a Change in Control and (i) such termination of employment results in the forfeiture of unvested equity incentive awards, and (ii) a Change in Control is consummated within one hundred eighty (180) days thereafter, in lieu of the accelerated vesting described in Section 4.2(a) above, the Participant shall be entitled to receive an additional lump sum payment in an amount equal to the value of such forfeited equity awards as if such awards remained outstanding and vested upon the consummation of the Change in Control in accordance with Section 4.2(a) above. Any such amount that becomes due pursuant to this paragraph shall be paid to the Participant at the same time that the Participant receives the Change in Control Severance.

(c) Except as modified by this Section 4.02, upon a termination of a Participant’s employment for any reason, all outstanding equity incentive awards that the Participant holds at the time of the applicable termination of employment shall be governed by the terms and conditions of the LTIP and the Participant’s individual LTIP award agreements.

ARTICLE V

CONDITIONS

Section 5.01 Conditions. A Participant’s entitlement to any Change in Control Severance under this Plan, or the right to continue receiving such Change in Control Severance, will be subject to:

(a) The Participant executing and delivering to the Company his or her Participation Agreement in accordance with the terms thereof; and

(b) The Participant executing on or before the Release Expiration Date and not revoking within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company, consistent with the form of general release on Appendix A (the “Release”), which Release shall release the Company’s respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Participant’s employment with the Company or the termination of such employment, but excluding all claims to Change in Control Severance the Participant may have under Article IV; provided, however, that if the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by the Participant, then the Participant shall not be entitled to any portion of the Change in Control Severance under Article IV.

ARTICLE VI

CLAIMS PROCEDURES

Section 6.01 Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within sixty (60) days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

[Contact information for Chairman of the Compensation Committee]

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, then written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a) The specific reason or reasons for the denial of the Participant’s claim;

(b) References to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c) A description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) A description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 6.02 Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, then the Participant, or his or her authorized representative, must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(b) The Participant has the right to submit in writing to the Administrator any comments, documents, records, and other information relating to his or her claim for benefits.

(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to his or her claim for benefits.

(d) The review of the denied claim will take into account all comments, documents, records, and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

Section 6.03 Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Administrator will notify the Participant in writing within the sixty (60)-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a) The specific reason or reasons for the denial of the Participant’s claim;

(b) Reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c) A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and

(d) A statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 6.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) In any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 6.05 Arbitration. Subject to Section 6.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by arbitration in Harris County, Texas before, and in accordance with the then-existing American Arbitration Association Employment Arbitration Rules. Any arbitral award determination shall be final and binding. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute.

Section 6.06 Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them.

ARTICLE VII

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 7.01 Administration. The Administrator has the exclusive right, power, and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a) administer the Plan according to its terms and to interpret Plan policies and procedures;

(b) resolve and clarify inconsistencies, ambiguities, and omissions in the Plan, and among and between the Plan and other related documents;

(c) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e) process and approve or deny all claims for benefits; and

(f) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 7.02 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least ninety (90) days advance written notice to each Participant; provided that, notwithstanding anything to the contrary in this Plan, no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 8.02 Effect on Other Plans, Agreements and Benefits.

(a) Any Change in Control Severance payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled or has received under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (an “Alternative Severance Arrangement”) (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); (ii) reduced by any severance benefits to which Participant is entitled or has received pursuant to any Alternative Severance Arrangement; and (iii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b) Any Change in Control Severance payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 8.03 Mitigation. If a Participant obtains other employment, then such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan.

Section 8.04 Severability. The invalidity or unenforceability of any other provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any other provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void, or unenforceable, such provision shall be deemed modified, amended, and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 8.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 8.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 8.07 Successors. The Plan (including all Participation Agreements) will be binding upon any successor to the Company, its assets, its businesses, or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan and all Participation Agreements, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan and all Participation Agreements in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan or applicable Participation Agreement will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section 8.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 8.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 8.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Texas without regard to conflicts of law principles. Subject to Section 6.05, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Texas, county of Harris, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 8.11 Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 8.12 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 8.13 Section 409A.

(a) The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant’s separation from service occurs shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, then the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

APPENDIX A

The following Release is intended to be an example of the material terms of the general form of Release that shall be used in connection with the

EagleRock Land, LLC Change in Control Severance Plan

FORM OF GENERAL RELEASE

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and between [•] (“Employee”) and EagleRock Land, LLC (together with its successors, the “Company”). Employee and the Company are each referred to herein as a “Party” and together as the “Parties.” All capitalized terms used and not defined herein shall have the meaning given to them in the EagleRock Land, LLC Change in Control Severance Plan effective [_____], 2026, as amended from time to time (the “Plan”).

WHEREAS, Employee is a Participant under the Plan;

WHEREAS, Employee has experienced a Qualifying Termination;

WHEREAS, the Parties wish for Employee to receive the severance benefits set forth in this Agreement, conditioned upon Employee’s timely entry into and return to the Company [(and non-revocation, in any time provided to do so)] of this Agreement and Employee’s compliance with the terms of this Agreement;

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that may have arisen out of Employee’s employment or the end of such employment with the Company or any of the other Company Parties.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby acknowledge and agree as follows:

1. Separation from Employment. Employee’s employment with the Company ended as of [Date] (the “Separation Date”). As of the Separation Date, Employee ceased to have any further employment relationship with the Company or any other Company Party. Employee acknowledges that, as of the Separation Date, Employee no longer holds any offices or other positions with the Company or any other Company Party.

2. Change in Control Severance. Provided that Employee (i) executes this Agreement on or after the Separation Date and returns a copy of this Agreement signed by Employee to the Company, care of [Name], by email to [email address] or by hand delivery or mail to [mailing address], so that it is received by [Name] no later than the 46th calendar day after Employee first received this Agreement, [(ii) does not exercise Employee’s revocation right as set forth in Section 6 below;] and (iii) abides by each of Employee’s obligations set forth herein, then Employee shall receive the severance benefits set forth on Schedule I to this Agreement (the

“Change in Control Severance”), which Employee acknowledges and agrees represent the entirety of the severance pay and benefits Employee is eligible to receive pursuant to the Plan. Employee acknowledges and agrees that the severance benefits described herein are in full satisfaction of the Change in Control Severance (as defined in the Plan) and that Employee is not eligible for any other severance pay or benefits from the Company or any other Company Party other than the Change in Control Severance set forth in this Section 2. For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Change in Control Severance (or any portions thereof) but for Employee’s timely entry into [(and non-revocation of)] this Agreement and satisfaction of the terms of this Agreement.

3. Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Employee acknowledges that, other than the Change in Control Severance [ and •], Employee has received all salary, bonuses, wages, and compensation due from any Company Party and has been provided all benefits, been afforded all rights, been reimbursed for all expenses and been permitted to take all required leaves (paid and unpaid) that Employee is or has been entitled to receive from any Company Party. For the avoidance of doubt, Employee acknowledges and agrees that Employee has no rights to further or future severance or termination-related pay or benefits from any Company Party other than the Change in Control Severance [ and •], and Employee is not entitled to any further or future payments from any Company Party.

4. Complete Release of Claims.

(a) For good and valuable consideration, including Employee’s receipt of the Change in Control Severance (and any part thereof), Employee hereby forever releases, discharges and acquits the Company and its past, present and future subsidiaries, affiliates, stockholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, lenders, creditors, insurers, insureds, assigns, predecessors, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties” and each a “Company Party”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment or affiliation with any Company Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing, whether known or unknown, based on facts occurring prior to the time that Employee signs this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, and Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the Family and Medical Leave Act of 1993; (E) the Securities Exchange Act of 1934; (F) the Investment Advisers Act of 1940; (G) the Investment Company Act of 1940; (H) the Private Securities Litigation Reform Act of 1995; (I) the Sarbanes-Oxley Act of 2002; (J) the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (K) the Worker Adjustment and Retraining Notification Act; (L) any federal, state, or local wage law; (M) any federal, state or local anti-discrimination or anti-retaliation law, including any causes of action or claims under [the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21

of the Texas Labor Code, and the Texas Whistleblower Act)][New Mexico Human Rights Act, Reemployment of Persons in the Armed Forces Act, Fraud Against Taxpayers Act, Promoting Financial Independence of Victims of Domestic Abuse Act, Employee Privacy Act, and New Mexico social media privacy law]; (N) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (O) any public policy, contract, tort, or common law, including any claim for defamation, slander, libel, negligence, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim (as defined below); (iii) any and all claims Employee may have under or relating to any employment contract or offer letter, or any other agreement, incentive or compensation plan or under any other benefit plan or program (including the Plan and any other severance plan); and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency or communicating with any Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity). Nothing herein shall prohibit or restrict Employee from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding truthfully to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; (iv) disclosing an act of sexual abuse or facts related to an act of sexual abuse; or (v) making any disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this Section 4(b) or to notify any Company Party that Employee engaged in any such conduct.

(c) In no event shall the Released Claims include (i) any claim for payment or receipt of the Change in Control Severance; (ii) any rights or claims based on facts that may occur after the date that this Agreement is executed by Employee; (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that ERISA prevents from being released pursuant to a release agreement; or (iv) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits. [Employee’s release of claims hereunder does not release any rights: (x) with respect to Employee’s right to receive indemnification pursuant to the terms of any Company Party bylaws or similar documentation or pursuant to any other written agreement between Employee and any Company Party, or (y) that Employee may have pursuant to directors and officers insurance coverage, or other insurance coverage, of which Employee is a beneficiary.]

5. Advice to Consult with Attorney; Employee’s Acknowledgements. This is an important legal document, and the Company hereby advises Employee to consult with an attorney prior to signing this Agreement. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a) Employee has carefully read this Agreement;

(b) Employee has had sufficient time (and at least 45 calendar days) since this Agreement was first provided to Employee to consider this Agreement before the execution and delivery to the Company, and Employee further agrees that no changes to this Agreement after the time it was first provided to Employee, whether material or immaterial, will re-start the period for Employee to consider whether to enter into this Agreement;

(c) [Employee has been provided with (and attached to this Agreement as Exhibit A is) information (including job titles, ages, and selection information) regarding the employment termination program applicable to Employee;]

(d) Employee has been advised in writing to discuss this Agreement with an attorney before signing this Agreement, and Employee has had adequate opportunity to do so prior to executing this Agreement;

(e) Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this Agreement, and in entering this Agreement, Employee has not relied on any representation or statement, written or oral, of any Company Party or Company Party’s agent that is not set forth in this Agreement; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will; Employee relies on Employee’s own judgment in entering into this Agreement; and Employee understands and agrees to each of the terms of this Agreement; and

(f) No Company Party has provided any tax or legal advice regarding this Agreement, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

6. [Revocation Period; Effective Date. Employee has seven (7) calendar days after signing this Agreement to revoke it (such seven (7)-day period is referred to herein as the “Revocation Period”). This Agreement will not become effective or enforceable unless the Revocation Period has expired without Employee exercising Employee’s revocation right. To be effective, such revocation must be in writing received by the Company, care of [Name] [email address] [mailing address], so that it is received by no later than 11:59 p.m. central standard time, on the last day of the Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Employee pursuant to Section 2, and the release of claims set forth in Section 4 shall be of no force or effect. Provided that Employee does not timely revoke this Agreement, it shall become effective and enforceable on the eighth (8th) day after Employee signs this Agreement.] [Effective Date. This Agreement shall become effective and enforceable on the day Employee signs this Agreement.]

7. Ongoing Obligations. [Employee acknowledges and agrees that, in connection with Employee’s employment, Employee has obtained Confidential Information (as defined) in that certain [Name of Agreement] between Employee and the Company dated [Date] (the “Restrictive Covenant Agreement”), and that Employee has continuing obligations to the Company pursuant to the Restrictive Covenant Agreement (the “Ongoing Covenants”).] In entering into this Agreement, Employee reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of the Ongoing Covenants. Notwithstanding the foregoing, nothing herein or the Ongoing Covenants shall prevent Employee from making disclosures or statements to any Governmental Agencies or otherwise engaging in any activity permitted by Section 4(b) above, or from providing truthful statements in response to any subpoena or other legal process. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

8. Cooperation. For a period of twelve (12) months following Employee’s Separation Date, Employee agrees to provide reasonable assistance and cooperate with the Company Parties, during normal business hours, upon reasonable advance request with respect to matters within the scope of Employee’s duties and responsibilities during Employee’s employment with any Company Party (as applicable). Employee also agrees, for a period of twelve (12) months following Employee’s Separation Date, to cooperate with, and assist, the Company Parties, as they may reasonably request, in connection with any investigation, regulatory matter, lawsuit, or arbitration in which a Company Party is a subject and as to which Employee has material information. Notwithstanding any of the foregoing, no Company Party shall require Employee to provide any of the foregoing to the extent such assistance and cooperation impedes Employee’s ability to engage in full-time employment with a new employer following the Separation Date.

9. Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company and any other Company Party, including all equipment, computers, computer files, data, electronically stored information and all other information, documents and materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment with any Company Party, or developed or created by Employee in the course of Employee’s employment with any Company Party, and Employee further represents and warrants that Employee has not retained a copy of any such materials in any form.

10. Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

11. Section 409A. Neither this Agreement nor any payment or benefit provided hereunder is intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986 and the United States Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A, and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

12. No Admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company or any other Company Party.

13. No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company may assign its rights and obligations under this Agreement without Employee’s consent, including to any other Company Party and to any successor (whether by merger, purchase or otherwise).

15. Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

16. Applicable Law; Dispute Resolution. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Texas without regard to its conflicts of law principles, unless preempted by federal law (including ERISA, which is the federal law that governs the Plan and any claims made under the Plan). The Parties expressly acknowledge and agree that any judicial proceeding that may be brought hereunder must be brought in the state or federal courts, as applicable, located in the state of Texas, county of Harris. The Parties acknowledge the right of these courts to assert personal jurisdiction in any such action over the Parties and waive and release now and forever any defense to that assertion of personal jurisdiction that might otherwise exist. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17. Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

18. Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and each other Company Party, as Employee expressly acknowledges and agrees that each Company Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s representations, warranties and release of claims set forth in this Agreement.

19. Amendment; Entire Agreement. This Agreement may not be changed orally but, subject to Section 15 above, only by an agreement in writing agreed to and signed by Employee and the Company. This Agreement and the Plan (and as referenced herein, the Restrictive Covenant Agreement), constitute the entire agreement of the Parties with regard to the subject matter hereof. Notwithstanding the foregoing, this Agreement complements and is in addition to (and does not supersede or replace) any obligation Employee has to the Company or any of its affiliates (whether arising by contract, common law, statute, or otherwise) with respect to return of property or other materials, confidentiality, non-disclosure, assignment of inventions, non-disparagement, non-competition, or non-solicitation or any other restrictive covenants.

20. Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

[Signatures begin on the following page]

The Parties have executed this Agreement as of the date(s) set forth beneath their signatures below.

EAGLEROCK LAND, LLC

By:
Name:
Title:
Date:

[EMPLOYEE NAME]

Date:

Signature Page to Separation and General Release Agreement

Schedule I

Subject to the terms and conditions of this Agreement and the Change in Control Severance Plan, Employee shall be entitled to receive the following Change in Control Severance:

(a) Cash Severance Payment. A lump sum cash payment of $[•], which is equal to Employee’s Severance Multiplier multiplied by Employee’s annual base salary amount in effect on the Termination Date (or, if Employee separates from service prior to the Change in Control, at the time of Employee’s separation from service).

(b) Unpaid Prior-Year Bonus. Payment of Employee’s earned but unpaid annual bonus, if any, for the fiscal year of the Company preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives, but in all events within the fiscal year that includes the Termination Date. The amount of this lump sum cash payment is $[•].

(c) Bonus Severance Payment. A lump sum cash payment of $[•], which is equal to Employee’s Severance Multiplier multiplied by the greater of (x) Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs or (y) Employee’s Lookback Bonus Amount.

(d) Pro-Rata Bonus. A lump sum cash payment of $[•], which is equal to a pro-rata portion of the greater of (x) Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs or (y) Employee’s Lookback Bonus Amount, in each case, pro-rated based on the number of days Employee was employed during the fiscal year in which the Termination Date occurs (or, if Employee separates from service prior to the Change in Control, the fiscal year in which Employee’s separation from service occurred).

(e) COBRA. If Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall provide Employee with a lump-sum cash payment of $[•], which is equal to (i) Employee’s COBRA Multiplier times (ii) the CIC COBRA Benefit. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company.

The sum of the payments referred to above in (a)-(e) is equal to $[•], which shall be paid as soon as practicable following the expiration of the applicable revocation period (if any), but in no event later than ten (10) days following the end of such revocation period, subject to Section 409A.

Schedule I to Separation and General Release Agreement

EXHIBIT A

[OWBPA Disclosure]

[OWBPA disclosure information to be inserted]

The following is a listing of the ages and job titles of executives in the decisional unit who were, and were not, selected for layoff (and, if selected for layoff, were thus offered the opportunity to receive a severance payment in exchange for a release of claims):

Job Title	Age	Selected for Layoff	Not Selected for Layoff

APPENDIX B

FORM OF PARTICIPATION AGREEMENT

EAGLEROCK LAND, LLC

CHANGE IN CONTROL SEVERANCE PLAN

PARTICIPATION AGREEMENT

[•], 2026

[Participant]

Re:	Participation Agreement – EagleRock Land, LLC (the “Company”) Change in Control Severance Plan

Dear [Participant]:

We are pleased to inform you that you have been designated as eligible to participate in the EagleRock Land, LLC Change in Control Severance Plan (as it may be amended from time to time, the “Plan”). Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan). A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes. The Plan provides severance payments and benefits in connection with a participant’s Qualifying Termination.

You acknowledge that receipt of payments and benefits following a Qualifying Termination under the Plan is contingent upon your execution of a general release of claims at the time of such Qualifying Termination. You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

Pursuant to the Plan, this Participation Agreement designates the following multipliers to your Change in Control Severance:

Severance Multiplier: [•]

COBRA Multiplier: [•]

Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan. This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement, including the Plan, shall be binding on the executors, heirs, administrators, successors and assigns of the participant and the successors and assigns of the Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

B-1

Please execute this Participation Agreement in the space provided below and send a fully executed copy to [•] no later than [•] days following the date of this letter.

Sincerely,

EAGLEROCK LAND, LLC

By:
Name:	[•]
Title:	[•]

AGREED AND ACCEPTED this ____ day of ______, 2026 by:

[Participant]

B-2